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                               ASSET PURCHASE AGREEMENT

                                    BY AND BETWEEN

                               ERBTEC ENGINEERING, INC.
                                        SELLER

                                         AND

                                COLORADO MEDTECH, INC.
                                        BUYER

                             DATED AS OF OCTOBER 1, 1997



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                                  TABLE OF CONTENTS

                                                                        PAGE NO.
                                                                        --------
ARTICLE I. ASSETS TO BE CONVEYED . . . . . . . . . . . . . . . . . . . . .  1
    1.1.  BUSINESS EQUIPMENT . . . . . . . . . . . . . . . . . . . . . . .  1
    1.2.  CONTRACTS. . . . . . . . . . . . . . . . . . . . . . . . . . . .  1
    1.3.  REAL PROPERTY. . . . . . . . . . . . . . . . . . . . . . . . . .  2
    1.4.  PROMOTIONAL MATERIALS AND INTANGIBLES. . . . . . . . . . . . . .  2
    1.5.  RECORDS. . . . . . . . . . . . . . . . . . . . . . . . . . . . .  2
    1.6.  CURRENT ASSETS, INCLUDING ACCOUNTS RECEIVABLE. . . . . . . . . .  2
    1.7.  EXCLUDED ASSETS. . . . . . . . . . . . . . . . . . . . . . . . .  3

ARTICLE II. ASSUMPTION OF LIABILITIES. . . . . . . . . . . . . . . . . . .  3
    2.1.  LIMITED ASSUMPTIONS. . . . . . . . . . . . . . . . . . . . . . .  3
    2.2.  WARRANTY CLAIMS. . . . . . . . . . . . . . . . . . . . . . . . .  3

ARTICLE III. PURCHASE PRICE AND PAYMENT. . . . . . . . . . . . . . . . . .  4
    3.1.  PURCHASE PRICE . . . . . . . . . . . . . . . . . . . . . . . . .  4
    3.2.  ALLOCATION . . . . . . . . . . . . . . . . . . . . . . . . . . .  5

ARTICLE IV. PRORATIONS AND ADJUSTMENTS . . . . . . . . . . . . . . . . . .  5

ARTICLE V.  EMPLOYMENT AGREEMENT . . . . . . . . . . . . . . . . . . . . .  6

ARTICLE VI. REPRESENTATIONS AND WARRANTIES OF SELLER . . . . . . . . . . .  6
    6.1.  ORGANIZATION . . . . . . . . . . . . . . . . . . . . . . . . . .  6
    6.2.  AUTHORIZATION. . . . . . . . . . . . . . . . . . . . . . . . . .  7
    6.3.  NO BREACH. . . . . . . . . . . . . . . . . . . . . . . . . . . .  7
    6.4.  TITLE TO ASSETS. . . . . . . . . . . . . . . . . . . . . . . . .  7
    6.5.  CONDITION OF EQUIPMENT . . . . . . . . . . . . . . . . . . . . .  7
    6.6.  CONDITION OF REAL PROPERTY . . . . . . . . . . . . . . . . . . .  7
    6.7.  CONTRACTS. . . . . . . . . . . . . . . . . . . . . . . . . . . .  9
    6.8.  EMPLOYEES. . . . . . . . . . . . . . . . . . . . . . . . . . . .  9
    6.9.  EMPLOYEE BENEFIT PLANS . . . . . . . . . . . . . . . . . . . . .  9
    6.10. LITIGATION . . . . . . . . . . . . . . . . . . . . . . . . . . . 10
    6.11. PAYMENT OF TAXES . . . . . . . . . . . . . . . . . . . . . . . . 10
    6.12. COMPLIANCE WITH LAWS . . . . . . . . . . . . . . . . . . . . . . 10


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    6.13. INSOLVENCY PROCEEDINGS.. . . . . . . . . . . . . . . . . . . . . 11
    6.14. CITIZENSHIP. . . . . . . . . . . . . . . . . . . . . . . . . . . 11
    6.15. PATENTS, TRADEMARKS, COPYRIGHTS. . . . . . . . . . . . . . . . . 11
    6.16. FINANCIAL STATEMENTS.. . . . . . . . . . . . . . . . . . . . . . 12
    6.17. SUFFICIENCY OF ASSETS. . . . . . . . . . . . . . . . . . . . . . 12
    6.18. NO MISLEADING STATEMENTS . . . . . . . . . . . . . . . . . . . . 12
    6.19. INVESTMENT REPRESENTATIONS . . . . . . . . . . . . . . . . . . . 12

ARTICLE VII.  REPRESENTATIONS AND WARRANTIES OF BUYER. . . . . . . . . . . 12
    7.1. ORGANIZATION. . . . . . . . . . . . . . . . . . . . . . . . . . . 12
    7.2. AUTHORIZATION.. . . . . . . . . . . . . . . . . . . . . . . . . . 12
    7.3. NO BREACH . . . . . . . . . . . . . . . . . . . . . . . . . . . . 13
    7.4. LITIGATION. . . . . . . . . . . . . . . . . . . . . . . . . . . . 13
    7.5. NO MISLEADING STATEMENTS. . . . . . . . . . . . . . . . . . . . . 13

ARTICLE VIII. ENVIRONMENTAL MATTERS  . . . . . . . . . . . . . . . . . . . 13
    8.1. ENVIRONMENTAL PERMITS . . . . . . . . . . . . . . . . . . . . . . 13
    8.2. COMPLIANCE. . . . . . . . . . . . . . . . . . . . . . . . . . . . 13
    8.3. BUYER'S OBLIGATION. . . . . . . . . . . . . . . . . . . . . . . . 13
    8.4. PENDING REVIEWS.. . . . . . . . . . . . . . . . . . . . . . . . . 14
    8.5. DEFINITION. . . . . . . . . . . . . . . . . . . . . . . . . . . . 14

ARTICLE IX.  PRE-CLOSING OBLIGATIONS . . . . . . . . . . . . . . . . . . . 14
    9.1. FINANCIAL INFORMATION . . . . . . . . . . . . . . . . . . . . . . 14
    9.2. CONSENTS. . . . . . . . . . . . . . . . . . . . . . . . . . . . . 14
    9.3. ENVIRONMENTAL SITE ASSESSMENT . . . . . . . . . . . . . . . . . . 14
    9.4. CONFIDENTIALITY.. . . . . . . . . . . . . . . . . . . . . . . . . 14
    9.5. ACCESS. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 15
    9.6. EMPLOYEE MATTERS. . . . . . . . . . . . . . . . . . . . . . . . . 15
    9.7. OPERATIONS PRIOR TO CLOSING.. . . . . . . . . . . . . . . . . . . 15
    9.8. ADVERSE DEVELOPMENTS. . . . . . . . . . . . . . . . . . . . . . . 16
    9.9. ADMINISTRATIVE VIOLATIONS.. . . . . . . . . . . . . . . . . . . . 17

ARTICLE X. CONDITIONS PRECEDENT. . . . . . . . . . . . . . . . . . . . . . 17
    10.1 MUTUAL CONDITIONS.. . . . . . . . . . . . . . . . . . . . . . . . 17
         10.1.1  GOVERNMENTAL CONSENTS . . . . . . . . . . . . . . . . . . 17
         10.1.2. ABSENCE OF LITIGATION . . . . . . . . . . . . . . . . . . 17
    10.2. CONDITIONS TO BUYER'S OBLIGATION . . . . . . . . . . . . . . . . 17
         10.2.1. REPRESENTATIONS AND WARRANTIES. . . . . . . . . . . . . . 17


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         10.2.2  COMPLIANCE WITH CONDITIONS. . . . . . . . . . . . . . . . 17
         10.2.3. NO MATERIAL ADVERSE DEVELOPMENT . . . . . . . . . . . . . 17
         10.2.4. CLOSING DOCUMENTS.. . . . . . . . . . . . . . . . . . . . 18
         10.2.5. THIRD PARTY CONSENTS. . . . . . . . . . . . . . . . . . . 18
         10.2.6. ESTOPPEL CERTIFICATES.. . . . . . . . . . . . . . . . . . 18
         10.2.7. SETTLEMENT OF CLAIMS. . . . . . . . . . . . . . . . . . . 18
         10.2.8. KEY EMPLOYEES AND DUE DILIGENCE.. . . . . . . . . . . . . 18
         10.2.9. EMPLOYEE BONUSES. . . . . . . . . . . . . . . . . . . . . 18
    10.3. CONDITIONS TO SELLER'S OBLIGATION. . . . . . . . . . . . . . . . 18
         10.3.1. REPRESENTATIONS AND WARRANTIES. . . . . . . . . . . . . . 18
         10.3.2. COMPLIANCE WITH CONDITIONS. . . . . . . . . . . . . . . . 19
         10.3.3. PAYMENT.. . . . . . . . . . . . . . . . . . . . . . . . . 19
         10.3.4. CLOSING DOCUMENTS.. . . . . . . . . . . . . . . . . . . . 19

ARTICLE XI. CLOSING. . . . . . . . . . . . . . . . . . . . . . . . . . . . 19
    11.1 CLOSING DATE. . . . . . . . . . . . . . . . . . . . . . . . . . . 19
    11.2 PERFORMANCE AT CLOSING.   . . . . . . . . . . . . . . . . . . . . 19
         11.2.1. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 19
         11.2.2. BY BUYER. . . . . . . . . . . . . . . . . . . . . . . . . 20
         11.2.3. OTHER DOCUMENTS AND ACTS. . . . . . . . . . . . . . . . . 20

ARTICLE XII.  POST-CLOSING OBLIGATIONS . . . . . . . . . . . . . . . . . . 21
    12.1. INDEMNIFICATION. . . . . . . . . . . . . . . . . . . . . . . . . 21
         12.1.1  BUYER'S RIGHT TO INDEMNIFICATION. . . . . . . . . . . . . 21
         12.1.2. SELLER'S RIGHT TO INDEMNIFICATION . . . . . . . . . . . . 21
         12.1.3. CONDUCT OF PROCEEDINGS. . . . . . . . . . . . . . . . . . 22
         12.1.4. INDEMNIFICATION NOT SOLE REMEDY.. . . . . . . . . . . . . 22
         12.1.5. RIGHT OF OFFSET.. . . . . . . . . . . . . . . . . . . . . 22
         12.1.6. LIMITS ON AND CONDITIONS OF INDEMNIFICATION; THRESHOLD AND
                 CAP . . . . . . . . . . . . . . . . . . . . . . . . . . . 22
         12.2.   POST-CLOSING ACCESS . . . . . . . . . . . . . . . . . . . 22

ARTICLE XIII. DEFAULT AND REMEDIES . . . . . . . . . . . . . . . . . . . . 23
    13.1. TERMINATION BY SELLER UPON BUYER'S DEFAULT . . . . . . . . . . . 23
    13.2. TERMINATION BY BUYER UPON SELLER'S DEFAULT . . . . . . . . . . . 23
    13.3. BREACH AND OPPORTUNITY TO CURE.  . . . . . . . . . . . . . . . . 23
    13.4  ESCROW DEPOSIT . . . . . . . . . . . . . . . . . . . . . . . . . 24
    13.5. BUYER'S REMEDIES . . . . . . . . . . . . . . . . . . . . . . . . 24
    13.6. SELLER'S REMEDIES. . . . . . . . . . . . . . . . . . . . . . . . 24


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ARTICLE XIV.  TERMINATION. . . . . . . . . . . . . . . . . . . . . . . . . 24
    14.1.  FAILURE TO CLOSE. . . . . . . . . . . . . . . . . . . . . . . . 24
    14.2.  DAMAGE/RISK OF LOSS . . . . . . . . . . . . . . . . . . . . . . 24
    14.3.  LEGAL ACTIONS . . . . . . . . . . . . . . . . . . . . . . . . . 25

ARTICLE XV. GENERAL PROVISIONS . . . . . . . . . . . . . . . . . . . . . . 25
    15.1.  BROKERAGE . . . . . . . . . . . . . . . . . . . . . . . . . . . 25
    15.2.  EXPENSES  . . . . . . . . . . . . . . . . . . . . . . . . . . . 25
    15.3.  NOTICES . . . . . . . . . . . . . . . . . . . . . . . . . . . . 26
    15.4.  ATTORNEYS' FEES . . . . . . . . . . . . . . . . . . . . . . . . 26
    15.5.  SURVIVAL OF REPRESENTATIONS, WARRANTIES AND
           INDEMNIFICATION RIGHTS. . . . . . . . . . . . . . . . . . . . . 27
    15.6.  EXCLUSIVE DEALINGS  . . . . . . . . . . . . . . . . . . . . . . 27
    15.7.  WAIVER. . . . . . . . . . . . . . . . . . . . . . . . . . . . . 27
    15.8.  ASSIGNMENT. . . . . . . . . . . . . . . . . . . . . . . . . . . 27
    15.9.  ENTIRE AGREEMENT. . . . . . . . . . . . . . . . . . . . . . . . 27
    15.10. COUNTERPARTS. . . . . . . . . . . . . . . . . . . . . . . . . . 27
    15.11. CONSTRUCTION  . . . . . . . . . . . . . . . . . . . . . . . . . 27
    15.12. SCHEDULES AND EXHIBITS. . . . . . . . . . . . . . . . . . . . . 28
    15.13. SEVERABILITY. . . . . . . . . . . . . . . . . . . . . . . . . . 28
    15.14. CHOICE OF LAW . . . . . . . . . . . . . . . . . . . . . . . . . 28
    15.15. COUNSEL . . . . . . . . . . . . . . . . . . . . . . . . . . . . 28
    15.16. PUBLIC STATEMENTS . . . . . . . . . . . . . . . . . . . . . . . 28


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                           TABLE OF SCHEDULES AND EXHIBITS

    Schedule 1.1   List of Seller's inventory and equipment
    Schedule 1.2 Description of all Seller's agreements, contracts, leases and Employee Benefit Plan
    Schedule 1.3 Description of rights, title and interest of Seller's real property
    Schedule 1.4   Intangible Property
    Schedule 3.2   Description of Seller's Assets
    Schedule 6.1 Address of Seller's chief executive offices, additional places of business and financial statements
    Schedule 6.4   Tile to Assets
    Schedule 6.6   List of liens on Seller's property
    Schedule 6.8   List of employees of Seller
    Schedule 6.9   Employee Plans
    Schedule 6.10  Litigation involving Seller
    Schedule 6.16  Financial Information
    Schedule 6.17  Assets of Seller
    Schedule 8.1   Complete list of environmental permits

    Exhibit A      Lease Agreement Specifications
    Exhibit B      Employment Agreement
    Exhibit C      Investment Representation Statement
    Exhibit D      Hired Employees
    Exhibit E      Legal opinion of Seller's counsel
    Exhibit F      Legal opinion of Buyer's counsel
    Exhibit G      Escrow Agreement










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                               ASSET PURCHASE AGREEMENT


    This Asset Purchase Agreement (the "AGREEMENT") is made and entered into this 1st day of October, 1997, by and between ERBTEC ENGINEERING, INC., a Colorado corporation ("Seller"), Lee Erb, an individual owning all of the issued and outstanding capital stock of Seller ("Erb") and COLORADO MEDTECH, INC., a Colorado corporation ("Buyer").

                                     BACKGROUND:

    Seller is the owner and operator of an engineering and manufacturing business in Boulder, Colorado, known as "Erbtec Engineering" (the "BUSINESS"), and owns certain assets used or held for use solely in connection with the operation of the Business. Seller desires to sell and assign and Buyer desires to purchase and acquire substantially all of the property and assets used or held for use in the operation of the Business upon the terms set forth in this Agreement (the "TRANSACTION"). The parties have entered into a letter of intent, dated June 27, 1997, which was amended by a letter from Erb to Buyer, dated July 24, 1997, as further amended by letter from Buyer to Erb, dated August 7, 1997, which the parties wish to be superseded by this Agreement. Accordingly, in consideration of the foregoing and of the mutual promises, covenants, and conditions set forth below, the parties agree as follows:

                                      ARTICLE I
                                ASSETS TO BE CONVEYED

    On the Closing Date (as defined below), subject to and in reliance upon the covenants, representations, warranties and agreements set forth herein, and subject to the terms and conditions contained herein, Seller shall sell, assign, transfer and deliver to Buyer and Buyer shall purchase from Seller, all of the assets used or held for use in the operation of the Business, other than Excluded Assets (as defined below), including without limitation, the following (collectively, the "ASSETS"):

    1.1. BUSINESS EQUIPMENT. All the fixed and tangible personal property used or held for use in the operation of the Business including, but not limited to, all inventory and the equipment listed on SCHEDULE 1.1 together with any replacements, improvements, or additions thereto made between June 27, 1997 and the Closing Date (the "BUSINESS EQUIPMENT").

    1.2. CONTRACTS. All rights of Seller or others for the benefit of the Business including, without limitation, those rights under (a) all agreements, contracts or leases described on SCHEDULE 1.2(a), which shall include any pension, profit-sharing, or employee benefit plans, including all of Seller's interest in any Employee Plan (as defined in Section 6.11), and the rights and obligations under the employment agreement of William O'Connor (other than the $35,000 payment required under such contract to O'Connor due upon a change of control of Seller, which payment shall be paid by Erb at the Closing) and no other employment contracts; (b) such other contracts, agreements or leases entered into (i) with the written consent of Buyer, or (ii) in the ordinary course of business and consistent with past practice, between June 27, 1997 and the Closing Date, that do not, in the

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aggregate, impose obligations in excess of Ten Thousand Dollars ($10,000) on
Buyer (the contracts, agreements and leases described in clauses (a) and (b) are collectively referred to as the "OPERATING CONTRACTS"); (c) all contracts for the sale of goods or services (i) at rates substantially in accordance with the Business' past practices, (ii) set forth on SCHEDULE 1.2(c), or
(iii) entered into with the written consent of Buyer ("SALES AGREEMENTS"); and (d) all contracts for the purchase or supply of goods or services, including, but not limited to, open purchase orders, (i) at rates substantially in accordance with the Business' past practices, (ii) set forth on SCHEDULE 1.2(d), or (iii) entered into with the written consent of Buyer ("PURCHASE AGREEMENTS") (The Operating Contracts, Sales Agreements and Purchase Agreements are referred to collectively as the "CONTRACTS").

    1.3. REAL PROPERTY. All right, title and interest in the real property used or held for use or necessary in the operation of the Business and owned, leased, or licensed by Seller or its affiliates, as described in SCHEDULE 1.3, or acquired for the benefit of the Business by Seller or its affiliates with the written consent of Buyer between June 27, 1997 and Closing Date (the "REAL PROPERTY"). Buyer shall assume Seller's lease on the real property housing the Business for the remaining term thereof, and Erb, as landlord under such lease, and Buyer shall enter into an addendum thereto the terms of which are set forth in EXHIBIT A, attached hereto.

    1.4. PROMOTIONAL MATERIALS AND INTANGIBLES. All of Seller's or its affiliates' rights in Seller's and Erb's copyrights, patents, trademarks, trade names, including, but not limited to, "Erbtec" and "Erbtec Engineering", logos, service marks, computer software, magnetic media, data processing files, systems and programs, business lists, trade secrets, sales and operating plans, all goodwill of the Business and other similar intangible property rights used or held for use in the operation of the Business, including, but not limited to, the intangible property identified on SCHEDULE 1.4 (the "INTANGIBLE PROPERTY").

    1.5. RECORDS. All records, including, but not limited to, all books of account, customer lists, supplier lists, computer programs and software, files, including employee personnel files, engineering reports and data, logs, consultants' reports, budgets, marketing, sales and operating data, financial reports and projections, promotional materials, and sales, operating and business plans, relating to or used in the operation of the Business or necessary or desirable to show compliance with any law or regulation applicable to the Business or the operation of the Business and not pertaining solely to Seller's internal corporate affairs or its other businesses or interests (the "BUSINESS RECORDS"). Buyer shall provide reasonable access to Erb to the Business Records for a period of five years after the Closing.

    1.6. CURRENT ASSETS, INCLUDING ACCOUNTS RECEIVABLE. Seller's cash on hand as of the Closing and any of Seller's interests in its bank accounts and all of Seller's other cash, cash equivalents, security funds, securities, investments, deposits, prepayments (including prepaid taxes and insurance), tax refunds and overpayments. At the consummation of the transaction contemplated by this Agreement on the Closing Date, Seller shall assign to Buyer all of Seller's accounts receivable arising from the operation of the Business (the "RECEIVABLES"). For a period of one hundred twenty (120) days after the Closing Date, Buyer will collect the Receivables for Buyer's

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benefit.  Buyer will not adjust, compromise or settle any dispute concerning the Receivables without prior written consent of Seller. Within one hundred thirty (130) days of the Closing Date, Buyer shall reassign to Seller the Receivables that remain uncollected and such Receivables shall be an adjustment to the Net Asset Value.

    1.7. EXCLUDED ASSETS. It is understood and agreed that life insurance policies, and any cash surrender value thereon, on the life of Erb, Seller's aircraft and related equipment and assets and Erb's company car shall not be among the Assets purchased pursuant to this Agreement.

                                      ARTICLE II
                              ASSUMPTION OF LIABILITIES

    2.1. LIMITED ASSUMPTIONS. Buyer shall not assume or undertake to pay, satisfy or discharge any of Seller's liabilities, obligations, including, but not limited to warranty obligations for goods sold and delivered prior to the Closing, commitments or responsibilities, except for those liabilities arising and accruing after and relating exclusively to the operation of the Business after the closing of the transactions contemplated herein (the "CLOSING") under the Contracts to be assigned to Buyer pursuant to (and as limited by) Section
1.2 above. Buyer will assume and pay any employee payroll and accrued benefits of Seller accrued in the normal course of Seller's business prior to the Closing. Any amount paid to employees because of accrued employee payroll and accrued benefits will be deducted from the Net Asset Value, discussed in Section
3.1.  If any Contract requires the consent of third parties for assignment, but
(i) such consent has not been obtained as of the Closing Date, as required by
Section 10.2.7, and (ii) in the case of Material Contracts (as defined below), Buyer waives such condition precedent to the Closing in its sole discretion, then Buyer shall assume Seller's obligations under such Contract only for the period after Closing during which Buyer receives the benefits to which Seller is currently entitled under such Contract (unless consent is subsequently obtained and such delay has not prejudiced Buyer, and unless the failure of Buyer to receive benefits under such Contract is due to Buyer's failure to perform Seller's obligations thereunder after Closing). In order to promote a smooth transition vis-a-vis Seller's creditors and vendors, Buyer may pay invoices in respect of liabilities incurred by Seller before the Closing, and Seller and Erb shall reimburse Buyer for such payments, in addition to amounts escrowed hereunder. Erb may require discontinuance of this practice at any time on written notice to Buyer.

    2.2. WARRANTY CLAIMS. Seller and Erb, jointly and severally, shall indemnify and hold Buyer harmless from any liability, cost, charge or expense related to warranty claims made against products sold prior to the Closing Date ("Warranty Claims"). The procedure for processing of Warranty Claims as between Buyer and Seller shall be as set forth below:

         (a) As to Warranty Claims which are resolved through repair of the affected product by Buyer, Seller shall reimburse Buyer for the direct labor and materials incurred in effecting the repair at the rate of $50.00 per direct labor hour plus materials at cost ("Repair

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Warranty Expense").  Buyer shall be entitled to reimbursement for Repair
Warranty Expenses monthly, by tendering to Seller on or before the 45th day after each month a report itemizing Repair Warranty Expenses incurred during the prior month. Seller shall have fifteen (15) business days within which to object in writing to the expenses noted on the Repair Warranty Expense report. If by such date no objection is received from Seller, Buyer shall be entitled to payment from the indemnity escrow account for the Repair Warranty Expenses set forth in the report. If Seller should object to any item in the Repair Warranty Expense report, Buyer and Seller shall endeavor in good faith for a period of ten (10) days to resolve such dispute, after which either party may tender the dispute to binding arbitration, with the cost of such arbitration to be assessed against the nonprevailing party.

         (b) As to Warranty Claims based on product returns, other than those classified as "144 Returns" by General Electric, as provided in paragraph (c) below, the following indemnity claim procedure shall apply: (i) For product return Warranty Claims for which refund of the purchase price is requested by the customer, Buyer shall be entitled to a "Return Warranty Claim" equal to the difference between (A) the purchase price refunded to the customer, minus (B) the inventory value, if any, of the product returned. If the returned product requires warranty repair work prior to returning it to sellable inventory, Buyer also shall be entitled to a Repair Warranty Expense for the returned product as determined in Section 2.2(a) above. (ii) For product return Warranty Claims for which the customer requests immediate shipment of a new replacement product, no Warranty Claim shall arise other than the Repair Warranty Expense (if any) associated with return of the product to sellable inventory.

         (c) As to Warranty Claims classified as "144 Returns" by General Electric, Seller and Erb shall pay Buyer a restocking fee of ten percent (10%) of the amount of credit given by Buyer to General Electric, and Buyer shall use its best efforts to promptly restock that item into inventory. If such item has not been reshipped within forty-five (45) days of being restocked to inventory available for shipment, the provisions of paragraph (b) above shall apply, provided that Seller and Erb shall be credited for one-half (1/2) the amount of any restocking fees paid pursuant to this paragraph (c).


                                     ARTICLE III
                              PURCHASE PRICE AND PAYMENT

    3.1. PURCHASE PRICE. Buyer shall pay Seller Five Million Eight Hundred Fifty Thousand Dollars ($5,850,000) (the "PURCHASE PRICE") for the Assets, payable in the form of bank cashiers checks or wire transfers of federally available funds as follows at the Closing:

         (a) Three Million Eight Hundred Fifty Thousand Dollars ($3,850,000) of the Purchase Price plus or minus any adjustments, as set forth in this Section, in Article IV hereof or elsewhere in this Agreement;

         (b) One Million Five Hundred Thousand Dollars ($1,500,000) of which shall be deposited at the Closing and held in escrow, as provided herein); and

         (c) 88,708 shares of Common Stock of Buyer valued at Five Hundred Thousand Dollars ($500,000), which value has been established by the average closing price of the Common Stock of Buyer as reported by Nasdaq over the thirty
(30) trading days prior to July 28, 1997.

The Purchase Price assumes a Net Asset Value of the Assets on the Adjustment Date of not less than Four Million Eight Hundred Thousand Dollars ($4,800,000). If the Net Asset Value is less than such amount, the Purchase Price shall be reduced dollar for dollar at the Closing by a reduction of the cash payment to Seller at the Closing, or after the Closing by payment by Seller or Erb to Buyer within thirty (30) days after the Payment Date, as hereinafter defined. For purposes of this Agreement, "NET ASSET VALUE" means the book value of the Assets on Seller's books and records at September 30, 1997, as reflected by a balance sheet audited by Arthur Andersen LLP.

    3.2. ALLOCATION. The Purchase Price shall be allocated among the Assets in accordance with SCHEDULE 3.2, to be agreed upon and attached hereto as soon as practicable after the Closing. Each of Seller and Buyer agree (i) to jointly complete and separately file Form 8594 with its federal income tax return for the tax year in which the Closing occurs and (ii) that neither Seller nor Buyer will take a position on any income tax return before any governmental agency charged with the collection of any such tax or in any judicial proceeding that is in any manner inconsistent with the terms of any such allocation without the written consent of the other.

                                      ARTICLE IV
                              PRORATIONS AND ADJUSTMENTS

    The operation of the Business and the income and normal operating expenses, including without limitation assumed liabilities and prepaid expenses, attributable thereto through 11:59 p.m. of the day prior to the Closing Date (the "ADJUSTMENT DATE") shall be for the account of Seller and thereafter for the account of Buyer. Expenses for goods or services received both before and after the Adjustment Date, taxes and assessments, power and utilities charges, and rents and similar prepaid and deferred items shall be prorated between Seller and Buyer as of the Adjustment Date (the "CLOSING DATE ADJUSTMENTS").
All special assessments and similar charges or liens imposed against the Real Property and Business Equipment in respect of any period of time through the Adjustment Date, whether payable in installments or otherwise, shall be the responsibility of Seller, and amounts payable with respect to such special assessments, charges or liens in respect of any period of time after the Adjustment Date shall be the responsibility of Buyer, and such charges shall be adjusted as required hereunder. Ten (10) days prior to the Closing Date Seller shall estimate the Net Asset Value, based upon the August 31, 1997 balance sheet and verifiable changes thereto since August 31, 1997, and all apportionments pursuant to this Article IV and shall deliver a statement of its estimates to Buyer (which statement shall set forth in reasonable detail the basis for those estimates). If Buyer disagrees with such estimates, Buyer may elect to postpone the Closing until such disagreement is resolved. At the Closing, Buyer shall pay to Seller the net amount due as a result of the estimated Net Asset Value and apportionments (excluding any item that is in dispute). Buyer shall thereafter have the balance sheet of Seller audited as of the Closing Date to verify the Net Asset Value and apportionments. Within five (5) days after receipt of the audit results from Arthur Andersen LLP (the "PAYMENT DATE"), Buyer shall deliver to Seller a statement of any adjustments to Seller's estimate of the Net Asset Value and apportionments, and Buyer shall pay to Seller, or Seller shall pay to Buyer, as the case may be, any amount due as a result of the adjustment (or, if there is any dispute, the undisputed amount). If Seller or Erb disputes
Buyer's determinations, or if at any time after delivery of Buyer's statement of determinations, either party determines that any item included in the Net Asset Value or apportionments is inaccurate, or that an additional item should be included in the Net Asset Value or apportionments, the parties shall confer with regard to the matter and an appropriate adjustment and payment shall be made as agreed upon by the parties (or, if they are unable to resolve the matter, they shall select a firm of independent certified public accountants to resolve the matter, whose decision on the matter shall be binding and whose fees and expenses shall be borne equally by the parties). Any amounts due from Seller or Erb, on the one hand, or Buyer, on the other hand, pursuant to this subsection shall bear interest from the Closing Date until paid at a rate per annum equal to the generally prevailing prime interest rate (as reported by THE WALL STREET JOURNAL) plus five percent (5%).

                                      ARTICLE V
                                 EMPLOYMENT AGREEMENT

    At Closing, Buyer and Lee Erb shall enter into an Employment and Non-Compete Agreement in the form set forth in EXHIBIT B (the "EMPLOYMENT AGREEMENT").

                                      ARTICLE VI
                       REPRESENTATIONS AND WARRANTIES OF SELLER

    Seller and Erb, jointly and severally, make the following representations and warranties, all of which have been relied upon by Buyer in entering into this Agreement and, except as otherwise specifically provided, all of which shall be true and correct at Closing:

    6.1. ORGANIZATION. Seller is a corporation duty organized, validly existing, duly qualified to do business in, and is in good standing under the laws of the State of Colorado and has full power and authority to own, lease and operate the Assets and to conduct the business and operations of the Business as currently conducted and proposed to be conducted and to enter into and perform this Agreement. The address of Seller's chief executive offices, all of Seller's additional places of business, and the locations of all tangible personal property included in the Assets are listed in SCHEDULE 6.1. Except as set forth in SCHEDULE 6.1, during the past five (5) years, Seller has not, nor to the best of Seller's knowledge, has any prior owner of the Business been known by or used any corporate, partnership, fictitious or other name in the conduct of the Business or in connection with the use or operation of the Assets.

    6.2. AUTHORIZATION. The execution and delivery of this Agreement by Seller has been duly authorized by all necessary corporate action on its part. Seller will deliver evidence of such authorization at Closing. This Agreement has been duly executed by Seller and delivered to Buyer and constitutes the legal, valid and binding obligation of Seller, enforceable against Seller in accordance with its terms, except as limited by laws affecting the enforcement of creditors' rights generally or equitable principles.

    6.3. NO BREACH. None of (i) the execution, delivery and performance of this Agreement by Seller, (ii) the consummation of this Agreement and all other documents or instruments related thereto or executed in connection therewith or in contemplation of the Transaction, or (iii) Seller's compliance with the terms and conditions hereof will, with or without the giving of notice or the lapse of time or both, conflict with, breach the terms and conditions of, constitute a default under, or violate Seller's articles of incorporation or bylaws any judgment, decree, order, injunction, agreement, lease or other instrument to which Seller is a party or by which Seller is legally bound, or any law, rule, or regulation applicable to Seller or the operation of the Business.

    6.4. TITLE TO ASSETS. Except as set forth on SCHEDULE 6.4(a), Seller has good and marketable title to the Assets, in the case of owned Assets, and a valid leasehold interest, in the case of leased Assets, in each case free and clear of all debts, liens, charges, security interests, mortgages, deeds of trust, pledges, judgments, trusts, adverse claims, liabilities, collateral assignments, leases, easements, covenants, encumbrances and other impairments of title ("LIENS"), other than as set forth on SCHEDULE 6.4(a). At Closing, Seller shall convey to Buyer good and marketable title to the Assets free and clear of all Liens other than those set forth on SCHEDULE 6.4(b) ("PERMITTED LIENS").

    6.5. CONDITION OF EQUIPMENT. The Business Equipment listed on SCHEDULE 1.1 constitutes all of the personal property that is used, held by the Seller or others for use by the Business, or necessary to operate the Business as it is now operated. The Business Equipment is in good operating condition and repair (reasonable wear and tear excepted), is maintained in compliance with good engineering practice, is performing satisfactorily, is not in need of repair, has been properly maintained in accordance with the manufacturers' recommendations and industry practices, is available for immediate use and is otherwise sufficient to permit the Business to operate in accordance with its past operation.

    6.6. CONDITION OF REAL PROPERTY.  (a) The Real Property listed on SCHEDULE
1.3 constitutes all the real property owned or leased by Seller or others in connection with the operation of the Business as it is now operated.

         (b) There are no encroachments upon the Real Property by any buildings, structures, or improvements located on adjoining real estate. None of the buildings, structures, or improvements constructed on the Real Property encroach upon adjoining real estate, and all such buildings, structures, and improvements are constructed in conformity with or are "grandfathered" with respect to all "setback" lines, easements, and other restrictions, or rights of record, or that have been established by any applicable building or safety code or zoning ordinance. Such

"grandfathered" approvals shall survive indefinitely the transfer or lease of the Real Property to Buyer provided that no material alteration is made by the Buyer to the Real Property after the Closing. No utility lines serving the Real Property pass over the lands of others except where appropriate easements have been obtained. There are no pending or, to the best of Seller's knowledge, threatened or contemplated condemnation or eminent domain proceedings that may affect the Real Property. There exists no writ, injunction, decree, order or judgment, nor any litigation, pending, or to the best of Seller's knowledge, threatened, relating to the ownership, use, lease, occupancy or operation of any of the Real Property. Seller's use and occupancy of the Real Property complies in all material respects with all regulations, codes, ordinances, and statutes of all applicable governmental authorities, including without limitation all environmental protection and sanitary laws and regulations, occupational safety and health regulations, and electrical codes. There are no material structural defects in the buildings, structures, and improvements located on the Real Property. Roofs are in good condition and repair, and all plumbing equipment, heating, ventilating and air conditioning, equipment, electrical wiring, and water and sewage systems are operating properly and are free of any material defects.

         (c) The leased premises are leased at the rates and for terms ending on the dates shown on SCHEDULE 1.3 pursuant to the agreements described in
SCHEDULE 1.3 (the "LEASE AGREEMENTS"), which are the sole and complete agreements concerning Seller's use of the leased premises. Each Lease Agreement is legal, valid, binding, enforceable and in full force and effect. Neither Seller nor any other party is in default, violation or breach in any respect under any Lease Agreement, and no event has occurred and is continuing that constitutes or, with notice or the passage of time or both, would constitute a default, violation or breach thereunder. No amount payable under any Lease Agreement is past due. Seller has not received any notice of a default, offset or counterclaim under any Lease Agreement or any other communication asserting non-compliance with any Lease Agreement. Seller has the exclusive right to use and occupy the premises leased under each Lease Agreement. Seller enjoys peaceful and undisturbed possession of the premises leased by Seller under the Lease Agreement. Except as set forth on SCHEDULE 6.6(c), the Lease Agreements are free and clear of all Liens, except for lessors' interests in the leases. Seller has delivered to Buyer, true and complete copies of the Lease Agreements, together, in the case of any subleases or similar occupancy agreements, with copies of all overleases. Except as disclosed in SCHEDULE 6.6(c), Seller has full legal power and authority to assign its rights under the Lease Agreements to Buyer in accordance with this Agreement on terms and conditions no less favorable than those in effect on the date hereof, and such assignment will not affect the validity, enforceability and continuity of any such lease.

         (d) All utilities that are required for the full and complete occupancy and use of the Real Property for the purposes for which such properties are presently being used by Seller, including without limitation electric, water, sewer, telephone and similar services, have been connected and are in good working order. By the Closing Date, Seller will have paid all charges for such utilities, including without limitation any "tie-in" charges or connection fees, except for those charges that will not become due until after the Closing Date and that are to be prorated between Seller and Buyer pursuant to Article IV.

    6.7. CONTRACTS. The Contracts are assignable to Buyer on terms and conditions no less favorable than those in effect on the date hereof without consent, or, if consent of the other contracting party to the assignment is required, such consent will be secured at Seller's sole expense prior to the Closing Date. Each Contract is in full force and effect and is unimpaired by any acts or omissions of Seller, Seller's employees, agents, officers, directors or shareholders. Seller has complied in all material respects with all Contracts to be assigned to Buyer hereunder, and there has not occurred as to any Contract any default by Seller or any event that, with notice or the lapse of time or otherwise, could become a default by Seller. Seller has not granted or been granted any waiver or forbearance with respect to any of the Contracts. To the best knowledge of Seller, there has not occurred as to any Contract any default by any other party thereto or any event that, with notice or the lapse of time or at the election of any person other than Seller, could become a default by such party. Those Contracts whose stated duration extends beyond the Closing Date will, at Closing, be in full force and effect and will be unimpaired by any acts or omissions of Seller, Seller's agents, employees, officers, directors or shareholders. Seller has provided to Buyer true and correct copies of all written Contracts, as modified to date, or true and complete memoranda describing the terms of all oral Contracts, and all liabilities and obligations under such Contracts can be ascertained from such copies or memoranda. The Contracts as amended through the date of this Agreement will not be modified without Buyer's written consent, which consent shall not be unreasonably withheld.

    6.8. EMPLOYEES. (a) SCHEDULE 6.8 contains a true and complete list of all persons employed at the Business, each such person's compensation and bonus arrangements and the Employee Plans listed in SCHEDULE 6.9, if any, applicable to each such person. Seller is not a party to any agreement or arrangement, written or oral, with salaried or non-salaried employees except as described in SCHEDULES 6.8 AND 6.9 or included among the Operating Contracts. Except as described in SCHEDULE 6.8, Seller has no knowledge that any employee identified in SCHEDULE 6.8 currently plans to terminate employment, whether by reason of the transactions contemplated by this Agreement or otherwise.

         (b) Except as disclosed in SCHEDULE 6.8, Seller is not a party to or subject to any Contract with any labor organization, nor has Seller agreed to recognize any union or other collective bargaining unit, nor has any union or other collective bargaining unit been certified as representing any of Seller's employees at the Business. Seller has no knowledge of any organizational effort currently being made or threatened by or on behalf of any labor union with respect to employees of Seller at the Business. There are no unfair labor practice charges pending or, to the best of Seller's knowledge, threatened against Seller; there are no pending or threatened strikes, arbitration proceedings involving labor matters or other labor disputes affecting Seller or the Business; and Seller has not experienced any strikes, work stoppages or other significant labor difficulties of any nature at the Business in the past two (2) years.

    6.9. EMPLOYEE BENEFIT PLANS. SCHEDULE 6.9 sets forth a true and complete list of each employee or retiree benefit or compensation plan within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), or compensation, bonus, incentive, deferral, equity based, severance, termination, retention, change in control, employment or other similar program, agreement, arrangement, trust or other funding arrangement, whether or not subject to the provisions of ERISA, to which Seller is bound or that is or has been established or maintained or in respect of which Seller has ever had any obligation to contribute (each, an "EMPLOYEE PLAN"). Except pursuant to an Employee Plan, Seller has no fixed or contingent liability or obligation to or in respect of any person now or formerly employed at the Business or any beneficiary or dependent of any such person, including, without limitation, in respect of pension or thrift benefits or payments, individual or supplemental pension benefits or payments or compensation arrangements, contributions to hospitalization or other health, life or other welfare benefits, incentive benefits or payments, bonus benefits or payments or vacation, sick leave, disability and termination benefits or payments, including workers' compensation. No trade or business (whether or not incorporated) is or has been as of any date within the preceding six (6) years treated as a single employer together with Seller pursuant to Section 414 of the Internal Revenue Code of 1986, as amended, and the regulations thereunder (the "CODE"). Seller has not incurred or does not reasonably expect to incur (either directly or indirectly, including as a result of any indemnification obligation) any liability that could become a liability of Buyer or, following the Closing, remain a liability of the Business under or pursuant to Title I or IV of ERISA or the penalty, excise tax or joint and several liability provisions of the Code relating to employee benefit plans and, to the best knowledge of Seller, no event, transaction or condition has occurred or exists which could result in any such liability. Each of the Employee Plans has been operated and administered in all material respects in accordance with all applicable laws, including but not limited to ERISA and the Code. It is expressly understood that Buyer is not assuming any obligation of Seller under or with respect to any Employee Plan.

    6.10. LITIGATION. Except as set forth on SCHEDULE 6.10, there is no unsatisfied judgment outstanding and no litigation, proceeding, claim or investigation of any nature pending or, to Seller's best knowledge, threatened against Seller or any of the Assets which might adversely affect the continued operation of the Business or impair the value of the Assets or which might adversely affect Seller's ability to perform in accordance with the terms of this Agreement. Seller has no knowledge of any facts that could reasonably result in any such proceedings. With respect to each matter set forth therein,
SCHEDULE 6.10 sets forth a description of the forum for the matter, the parties thereto and the type and amount of relief sought.

    6.11. PAYMENT OF TAXES. Erb and Seller have, or by the Closing Date will have, duly filed all tax returns and forms required to be filed in respect of the Business and paid in full or discharged all taxes, assessments, excises, interest, penalties, deficiencies and other levies relating to the Assets, excepting such taxes, assessments, and other levies as will not be due until after the Closing Date or that are to be prorated between Seller and Buyer pursuant to Article IV. No event has occurred or will occur that could impose on Buyer any liability for any taxes, penalties, or interest due or to become due from Erb or Seller from any taxing authority for business operations or the ownership of Assets prior to the Adjustment Date.

    6.12. COMPLIANCE WITH LAWS. Seller has complied in all material respects with, and is not in violation of any federal, state or local laws, regulations or orders (including any applicable statutes, ordinances or codes relating to zoning and land use, health and sanitation, environmental protection, occupational safety, and the use of electrical power) affecting the Assets, Seller's business, or the operation of the Business. Without limiting the generality of the foregoing, Seller has, in the conduct of the Business' operations, complied in all material respects with all applicable laws, rules and regulations relating to the employment of labor, including those concerning wages, hours, equal employment opportunity, collective bargaining, pension and welfare benefit plans, and the payment of Social Security and similar taxes, and Seller is not liable for any arrearages of wages or any tax penalties due to any failure to comply with any of the foregoing.

    6.13. INSOLVENCY PROCEEDINGS. Neither Seller nor the Assets are the subject of any pending or threatened insolvency proceedings of any character, including without limitation bankruptcy, receivership, reorganization, composition or arrangement with creditors, voluntary or involuntary. Seller has not made an assignment for the benefit of creditors or taken any action in contemplation of or which would constitute a valid basis for the institution of any such insolvency proceedings. After giving effect to the Transaction, Seller
(i) will have sufficient capital to carry on its business and transactions, (ii) will be able to pay its debts as they mature or become due, and (iii) will own assets the fair value of which will be greater than the sum of all liabilities (including contingent liabilities) of Seller not specifically assumed by Buyer pursuant to the terms of this Agreement. Seller is not insolvent nor will it become insolvent as a result of entering into this Transaction.

    6.14.  CITIZENSHIP.  Seller is not a "foreign person" as defined in
Section 1445(f)(3) of the Code. Upon Buyer's request, Seller will deliver to Buyer an affidavit to that effect, verified as true and sworn to under penalty of perjury by a duly-authorized officer of Seller. The affidavit shall also set forth Seller's name, address, taxpayer identification number, and such additional information as may be required to exempt the Transaction from the withholding provisions of Section 1445 of the Code. Buyer shall have the right to furnish copies of the affidavit to the Internal Revenue Service.

    6.15. PATENTS, TRADEMARKS, COPYRIGHTS. The logos, copyrights, patents, trademarks, trade names, service marks, and other similar intangible property rights, including registrations and applications to register or renew the registration of any of the foregoing, currently used to promote or identify the Business, or otherwise used in connection with the Business' operations, are listed or described on SCHEDULE 1.4 (the "RIGHTS"). The Rights are either owned or validly licensed by Seller, and SCHEDULE 1.4 identifies which Rights are so owned and which are licensed, and, if licensed, the royalties paid thereon and the parties paid thereunder. Seller does not have any knowledge, nor has Seller received any notice to the effect that its use of any of the Rights may be or are claimed to infringe on the right of another. Seller has no knowledge of any infringement or unlawful or unauthorized use of such Rights. Neither the operation of the Business nor the manufacture, use or sale of products produced or sold by the Business infringe any copyright, patent, trademark, trade name, service mark, or other similar right of any third party. Seller has not sold, licensed or otherwise disposed of any Rights to any person or entity and Seller has not agreed to indemnify any person or entity for any patent, trademark or copyright infringement. SCHEDULE 1.4 lists all of the Rights which have been duly registered with, filed in or issued by, as the case may be, the United States Patent and Trademark Office and United States Copyright Office or other filing offices, domestic or foreign.

    6.16. FINANCIAL STATEMENTS. Seller has furnished Buyer with the financial statements listed or described on SCHEDULE 6.1 (the "FINANCIAL STATEMENTS"). The year-end Financial Statements: (i) have been prepared in accordance with United States Generally Accepted Accounting Principles ("GAAP") on a consistent basis throughout the periods involved and as compared with prior periods and (ii) fairly and accurately reflect the financial condition and the results of operations and cash flows of the Business as of the dates and for the periods indicated in all material respects. The monthly and other interim Financial Statements: (i) have been prepared in accordance with GAAP on a consistent basis throughout the periods involved (except to the extent noted thereon) and on a basis consistent with the year-end Financial Statements, and (ii) fairly and accurately reflect the financial condition and the results of operations and cash flows of the Business as of the dates and for the periods indicated in all material respects. Except as reflected in the Financial Statements or otherwise disclosed to Buyer in writing, no event has occurred since the preparation of the most recent Financial Statements that would make such Financial Statements misleading in any material respect.

    6.17. SUFFICIENCY OF ASSETS. Except as set forth on SCHEDULE 6.17, the Assets are sufficient to operate the Business as it is now operated.

    6.18. NO MISLEADING STATEMENTS. No statement made by Seller to Buyer and no information provided or to be provided by Seller to Buyer pursuant to this Agreement or in connection with the negotiations covering the transaction, contains or will contain any untrue statement of a material fact or omits or will omit a material fact necessary in order to make such statements or information not misleading.

    6.19. INVESTMENT REPRESENTATIONS. The terms of the Investment Representation Statement attached hereto as EXHIBIT C are accurate.

                                     ARTICLE VII
                       REPRESENTATIONS AND WARRANTIES OF BUYER

    Buyer makes the following representations and warranties, all of which have been relied upon by Seller in entering into this Agreement and, except as otherwise specifically provided, all of which shall be true and correct as of
Closing:

    7.1. ORGANIZATION. Buyer is a corporation duly organized, validly existing, and in good standing, under the laws of the State of Colorado, and is duly qualified to do business in the State of Colorado.

    7.2. AUTHORIZATION. The execution and delivery of this Agreement by Buyer has been duly authorized by all necessary corporate action on the part of Buyer. Evidence of such authorizations shall be delivered to Seller at Closing. This Agreement has been duly executed by Buyer and delivered to Seller and constitutes a valid and binding agreement of Buyer, enforceable in accordance with its terms.

    7.3. NO BREACH. None of (i) the execution, delivery and performance of this Agreement by Buyer, (ii) the consummation of the Transaction, or (iii) Buyer's compliance with the terms and conditions hereof will, with or without the giving of notice or the lapse of time or both, conflict with, breach the terms and conditions of, constitute a default under, or violate Buyer's articles of incorporation, bylaws, any judgment, decree, order, agreement, lease or other instrument to which Buyer is a party or by which Buyer is legally bound, or any law, rule or regulation applicable to Buyer.

    7.4. LITIGATION. There is no action, suit, investigation or other proceedings pending or, to Buyer's best knowledge, threatened which may adversely affect Buyer's ability to perform in accordance with the terms of this Agreement, and Buyer is unaware of any facts which could reasonably result in any such proceeding.

    7.5. NO MISLEADING STATEMENTS. To Buyer's knowledge, no statement made by Buyer to Seller and no information provided or to be provided by Buyer to Seller pursuant to this Agreement or in connection with the negotiations covering the purchase and sale contemplated herein contains or will contain any untrue statement of a material fact or omits or will omit a material fact necessary in order to make such statements or information not misleading.

                                     ARTICLE VIII
                                ENVIRONMENTAL MATTERS

    8.1 ENVIRONMENTAL PERMITS. Seller has obtained all Environmental Permits required to conduct its business including, without limitation, those relating to (i) emissions, discharges, or threatened discharges of pollutants, contaminants, hazardous or toxic substances or petroleum into the air, surface water, ground water, or the ocean or on or into the land and (ii) the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of pollutants, contaminants, hazardous or toxic substances or petroleum. SCHEDULE 8.1 contains a complete list of all such Environmental Permits, all of which are in full force and effect.

    8.2. COMPLIANCE. Seller has operated its business in compliance with all laws and regulations relating to pollution control and environmental contamination and the provisions of their Environmental Permits, excepting any noncompliance(s) which, individually or in the aggregate, would not have a material adverse effect on the business, operations, the Assets or financial condition of Seller.

    8.3. BUYER'S OBLIGATION. Seller is not obligated, by itself or jointly with others, to clean up, remedy or otherwise restore to its former condition any building, contaminated surface water, ground water, soil or any natural resource associated therewith.

    8.4. PENDING REVIEWS. No investigation or review is pending with respect to any alleged failure of Seller to comply with any of the aforementioned laws or regulations or the terms and conditions of any of its Environmental Permits, and, to the knowledge of Seller, no event has occurred or condition exists which can reasonably be expected to give rise to any such allegation or cause Seller to be obligated to take any action described in paragraph 8.3.

    8.5. DEFINITION. "Environmental Permits" means governmental licenses, permits, approvals and authorizations, whether federal, state or local, domestic or foreign, which relate to the environment or to public health and safety or worker health and safety as they may be affected by the environment.

                                      ARTICLE IX
                               PRE-CLOSING OBLIGATIONS

    The parties covenant and agree as follows with respect to the period prior to the Closing Date:

    9.1. FINANCIAL INFORMATION. Between the date hereof and the Closing Date, Seller shall furnish Buyer with monthly financial statements within thirty (30) days after the end of each calendar month, and with such additional data concerning the Business' financial condition as are prepared by Seller in the ordinary course of business, in the same form as the Financial Statements contained in SCHEDULE 6.16.

    9.2. CONSENTS. Seller shall obtain the consents of the other contracting parties to the assignment of the Contracts requiring such consent (a "REQUIRED CONSENT"). The delivery of Required Consents to the assignment of Contracts that are identified on SCHEDULE 1.2 to be material to the operation of the Business ("MATERIAL CONTRACTS") shall be a condition to Buyer's obligation to close under Section 10.2.7.

    9.3. ENVIRONMENTAL SITE ASSESSMENT.  On or before September 15, 1997,
Seller shall obtain a Phase I Environmental Assessment for each of the parcels of the Real Property (the "ENVIRONMENTAL ASSESSMENT") the results of which shall be satisfactory to Buyer. Such Environmental Assessment shall not relieve Seller of any obligation with respect to any representation, warranty or covenant of Seller in this Agreement or waive any condition to Buyer's obligations under this Agreement. The cost of completing the Environmental Assessment shall be paid by Seller.

    9.4. CONFIDENTIALITY. Each party agrees that any and all information learned or obtained by it from the other (and that is not otherwise public or known in the industry) shall be confidential and agrees not to disclose any such information to any person whatsoever or use such information other than as is necessary for the purpose of effecting the Transaction or as otherwise required by law.

    9.5. ACCESS. Between the date hereof and the Closing Date, Seller shall give, upon prior notice, Buyer or representatives of Buyer (including underwriters, lenders, consultants and investors) reasonable access to the Assets and to the books and records of Seller relating to the business and operation of the Business. It is expressly understood that, pursuant to this Section, Buyer, at its sole expense, shall be entitled to make such inspections of the Business and surveys of the Real Property, and such audits of the Business' financial records as Buyer may desire, so long as the same do not unreasonably interfere with Seller's operation of the Business.

    9.6. EMPLOYEE MATTERS. (a) As set forth on SCHEDULE 6.8, Seller has provided to Buyer an accurate list of all current employees of the Business together with a description of the terms and conditions of their respective employment and their duties as of the date of this Agreement. Seller shall promptly notify Buyer of any changes that occur prior to Closing with respect to such information.

         (b) By October 1, 1997, Buyer may extend offers of employment to those employees of Seller whom it desires to hire (such employees are hereinafter referred to as the "HIRED EMPLOYEES"), which offers shall be in writing and on terms and conditions that Buyer shall determine in its sole discretion, and this Agreement shall be subject to the acceptance of such offers by those Hired Employees whose services are of material and unique value to the Business of Seller as set forth in EXHIBIT D, provided that Buyer may waive this condition. All such written offers, if any, shall be delivered by Buyer not later than ten (10) days prior to the Closing. Nothing in this Agreement shall obligate Buyer to hire any employee of Seller other than Erb. Seller waives any claims against Buyer or any of the Hired Employees arising from such employment, including without limitation any claims arising from any employment agreement or non-compete agreement. On or prior to Closing, Seller shall compensate each of the Business' employees for all accrued commissions, accrued vacations, sick leave and other accrued benefits. Seller shall terminate the employment of all employees effective on the Closing Date and shall cooperate with, and use reasonable business efforts to assist, Buyer in its efforts to secure satisfactory employment arrangements with the Hired Employees to whom Buyer makes offers of employment.

         (c) Nothing contained in this Agreement shall confer upon any employee of Seller other than Erb any right with respect to continued employment by Buyer, nor shall anything herein interfere with the right of Buyer to terminate the employment of any of the Hired Employees at any time, with or without cause.

    9.7. OPERATIONS PRIOR TO CLOSING. Between the date of this Agreement and the Closing Date:

         (a) Seller shall operate the Business in the normal and usual manner, consistent with Seller's past practice and applicable governmental rules and regulations, and shall conduct the Business only in the ordinary course. To the extent consistent with such operations, Seller shall use reasonable business efforts to: (i) maintain the present operations of the Business; (ii) keep available for Buyer the services and number of the Business' present employees reasonably necessary for the operation of the Business and make payroll payments on the usual schedule, without acceleration, changes, bonuses, distributions (other than distributions to Erb to the extent necessary to satisfy Erb's federal and state income tax obligations based on Erbtec's operations through the Closing Date (which is related to undistributed taxable income for Erbtec's fiscal year ended December 31, 1996 and the nine months ending September 30, 1997, or the Closing Date, whichever is later); (iii) preserve the Business' present customers and business relations; (iv) continue to make expenditures and engage in activities designed to promote the Business; (v) not make capital expenditures other than consistent with past Business practice; (vi) pay its creditors and vendors under normal terms and without acceleration;
and (vii) undertake to collect its accounts receivable in accordance with Seller's normal and customary collection practices.

         (b) Seller shall: (i) subject to Section 14.2, maintain the Assets in their present condition (reasonable wear and tear in normal use excepted); and
(ii) maintain all inventories of supplies and spare parts at levels consistent with the Business' prior practices.

         (c) Seller shall maintain its books and records in the usual and ordinary manner, on a basis consistent with prior periods.

         (d) Seller shall comply with all laws, rules, ordinances and regulations applicable to it, to the Assets and to the business and operation of the Business.

         (e) Seller shall perform all Contracts without default and shall pay all of Seller's trade accounts payable in a timely manner; PROVIDED, HOWEVER, that Seller may dispute, in good faith, any alleged obligation of Seller.

         (f) Seller shall not, without the express written consent of Buyer which shall not be unreasonably withheld, and which shall be deemed given in the event Buyer has not responded to a written request therefor within ten (10) days: (i) sell or agree to sell or otherwise dispose of any of the Assets (A) other than in the ordinary course of business, and (B) unless such Assets are replaced prior to Closing by assets of equal or greater worth, quality and utility; (ii) acquiesce in any infringement, unauthorized use or impairment of the Intangible Property; (iii) enter into any employment contract on behalf of the Business unless the same is terminable at will and without penalty; or (iv) enter into any other contract, lease or agreement that will be binding on Buyer after Closing.

    9.8. ADVERSE DEVELOPMENTS. Seller shall promptly notify Buyer of any unusual or materially adverse developments that occur prior to Closing with respect to the Assets or the operation of the Business; PROVIDED, HOWEVER, that Seller's compliance with the disclosure requirements of this Section 9.8 shall not relieve Seller of any obligation with respect to any representation, warranty or covenant of Seller in this Agreement or waive any condition to Buyer's obligations under this Agreement.

    9.9. ADMINISTRATIVE VIOLATIONS. If Seller receives any finding, order, complaint, citation or notice prior to the Closing Date which states that any aspect of the Business' operations violates any rule or regulation of any governmental authority (an "ADMINISTRATIVE VIOLATION"), including without limitation any rule or regulation concerning environmental protection, the employment of labor, or equal employment opportunity, Seller shall promptly notify Buyer of the Administrative Violation, remove or correct the Administrative Violation, and be responsible for the payment of all costs associated therewith, including any fines or back pay that may be assessed.

                                   ARTICLE X
                              CONDITIONS PRECEDENT

    10.1. MUTUAL CONDITIONS. The obligation of both Seller and Buyer to consummate this Agreement is subject to the satisfaction of each of the following conditions:

         10.1.1 GOVERNMENTAL CONSENTS. Any applicable governmental consents or approvals shall have been obtained without receipt of any objection or the commencement or threat of any litigation by any governmental authority of competent jurisdiction to restrain the consummation of the Transaction.

         10.1.2. ABSENCE OF LITIGATION. As of the Closing Date, no action, claim, suit or proceeding seeking to enjoin, restrain, or prohibit the consummation of the Transaction shall be pending before any court, the Commission, or any other governmental authority; PROVIDED, HOWEVER, that this condition may not be invoked by a party if any such action, suit, or proceeding was solicited or encouraged by, or instituted as a result of any act or omission of such party.

    10.2. CONDITIONS TO BUYER'S OBLIGATION. In addition to satisfaction of the mutual conditions contained in Section 10.1, the obligation of Buyer to consummate this Agreement is subject to the satisfaction of each of the following conditions:

         10.2.1. REPRESENTATIONS AND WARRANTIES. The representations and warranties of Seller to Buyer shall be true, complete, and correct in all material respects as of the Closing Date with the same force and effect as if then made.

         10.2.2. COMPLIANCE WITH CONDITIONS. All of the terms, conditions and covenants to be complied with or performed by Seller on or before the Closing Date shall have been timely complied with and performed in all material respects.

         10.2.3. NO MATERIAL ADVERSE DEVELOPMENT. No material adverse development shall have occurred with respect to the Business that results in a significant impairment to the ability of the Business to operate as it is currently operated or represents a substantial impairment of the aggregate value of the Business or Assets being conveyed, including, but not limited to, any impairment of Seller's relations or business prospects with any material customer.

         10.2.4. CLOSING DOCUMENTS. Seller shall deliver to Buyer all of the closing documents specified in Section 11.2.1, all of which documents shall be dated as of the Closing Date, duly executed, and in a form customary in the state where the Assets are located and reasonably acceptable to Buyer.

         10.2.5. THIRD PARTY CONSENTS. Seller shall have obtained all consents to the assignment of the Contracts identified as "required" on SCHEDULES 1.2(a), 1.2(c) AND 1.2(d) (a "REQUIRED CONSENT"), such that Buyer will enjoy all of the rights and privileges of Seller under the Contracts subject only to the same obligations as are binding on Seller thereunder, pursuant to the present terms thereof. In the event Seller fails to obtain any consent necessary to validly assign a Contract (other than a "REQUIRED CONSENT"), such Contract shall not be assigned to Buyer at Closing; PROVIDED, HOWEVER, that Buyer may elect to require that Seller provide Buyer the benefits under such Contract until such necessary consent is obtained and such Contract is then assigned to Buyer; PROVIDED FURTHER, that Buyer shall reimburse Seller for amounts paid by Seller pursuant to the terms of such Contracts to the extent Buyer receives benefits thereunder.

         10.2.6. ESTOPPEL CERTIFICATES. Seller shall have obtained such fee owner's consents and mortgagee's estoppel and non-disturbance agreements with respect to the Lease Agreements for the leased premises as are reasonably requested by Buyer not less than ten (10) days prior to the Closing Date.

         10.2.7. SETTLEMENT OF CLAIMS. Seller shall have settled any and all claims against Seller that affect or concern the Assets.

         10.2.8. KEY EMPLOYEES AND DUE DILIGENCE. Buyer has provided Seller with a list of those Seller employees whom the Buyer considers to be "key employees" the employment of whom is a condition to Buyer's closing obligation. Buyer has confirmed in writing to Seller: (i) Buyer's satisfaction with its due diligence investigation of Seller's assets and business; and (ii) the list of "Hired Employees" to be offered employment by Buyer post-Closing.

         10.2.9. EMPLOYEE BONUSES. As of the Closing, Seller shall have paid bonuses to employees of Seller other than Erb in the amount of at least $80,000 in the aggregate, allocated among such employees in Erb's discretion in accordance with past practices.

    10.3. CONDITIONS TO SELLER'S OBLIGATION. In addition to satisfaction of the mutual conditions contained in Section 10.1, the obligation of Seller to consummate this Agreement is subject to satisfaction of each of the following conditions:

         10.3.1. REPRESENTATIONS AND WARRANTIES. The representations and warranties of Buyer to Seller shall be true, complete and correct in all material respects as of the Closing Date with the same force and effect as if then made.

         10.3.2. COMPLIANCE WITH CONDITIONS. All of the terms, conditions and covenants to be compiled with or performed by Buyer on or before the Closing Date shall have been timely compiled with and performed in all material respects.

         10.3.3. PAYMENT. Buyer shall pay Seller the portion of the Purchase Price as provided in Article III.

         10.3.4. CLOSING DOCUMENTS. Buyer shall deliver to Seller all the closing documents specified in Section 11.2.2, all of which documents shall be dated as of the Closing, Date, duly executed, and in a form customary in transactions of this type and reasonably satisfactory to Seller.


                                  ARTICLE XI
                                   CLOSING

    11.1 CLOSING DATE. The Closing hereunder shall occur on a date mutually agreeable to Buyer and Seller (the "CLOSING DATE"); PROVIDED, HOWEVER, that the Closing shall occur on October 1, 1997 at 10:00 a.m.. The Closing shall be effective as of 11:59 p.m. on the Closing Date. The Closing shall take place at the offices of Chrisman, Bynum & Johnson, P.C., Buyer's counsel in Boulder, Colorado, commencing at 10:00 a.m. on the Closing Date. If, as of the Closing Date, any condition precedent described in Article X has not been satisfied, the party that is entitled to require that such condition be satisfied may (in its sole discretion) notify the other party of the absence of such condition precedent at or before the Closing and simultaneously therewith postpone the Closing until a date ten (10) days after all such conditions have been (or are able to be) performed, and such postponed date shall constitute the new Closing Date for all purposes hereunder.

    11.2 PERFORMANCE AT CLOSING. The following documents shall be executed and delivered at Closing:

         11.2.1. Seller shall deliver to Buyer:

         (a) A certificate executed by Seller attesting to Seller's compliance with the matters set forth in Sections 10.2.1, 10.2.2, 10.2.3 and 10.2.5 together with certified copies of (i) the Articles of Incorporation of Seller and (ii) appropriate evidence of Seller's authorization to enter into and consummate this Agreement.

         (b)  One or more bills of sale conveying to Buyer the Business
Equipment.

         (c) One or more assignments, together with all required consents, assigning to Buyer all of the Contracts, the Business Records and the Intangible Property.

         (d) One or more assignments, warranty deeds or other appropriate instruments conveying to Buyer all rights of Seller in the Real Property and all consents to such assignments necessary for the legally enforceable assignment of such interests.

         (e)  The Employment Agreement.

         (f) An opinion of Seller's Counsel substantially in the form set forth in EXHIBIT E subject to customary qualifications.

         (g)  The affidavit described in Section 6.14.

         (h)  An Investor Representation Statement.

         11.2.2. BY BUYER.  Buyer shall deliver to Seller:

         (a) A certificate executed by Buyer attesting to Buyer's compliance with the matters set forth in Sections 10.3.1 and 10.3.2, together with certified copies of (i) the Articles of Incorporation of Buyer and (ii) appropriate evidence of Buyer's authorization to enter into and consummate this Agreement.

         (b) The Purchase Price, which shall include the escrows provided herein and the shares of Common Stock as described in Article III, which shares shall bear a legend which shall provide, in substance, that the securities represented thereby may not be offered, sold, or otherwise transferred, pledged or hypothecated unless registered under the Securities Act of 1933, as amended, or unless a transfer, pledge or hypothecation is in accordance with the provisions of Rule 144 under such act or otherwise exempt from the registration requirements of such act.

         (c) Such assumption agreements and other instruments and documents as are required to make, confirm, and evidence Buyer's assumption of and obligation to pay, perform, or discharge Seller's obligations under the Contracts to the extent the same are to be assumed by Buyer pursuant to the terms of this Agreement.

         (d) An opinion of Buyer's Counsel relating to the matters described in and substantially in the form set forth in EXHIBIT F, subject to customary qualifications.

         11.2.3. OTHER DOCUMENTS AND ACTS. The parties will also execute such other documents and perform such other acts, before and after the Closing Date, as may be necessary for the complete implementation and consummation of this Agreement.

                                  ARTICLE XII
                            POST-CLOSING OBLIGATIONS

    The parties covenant and agree as follows with respect to the period subsequent to the Closing Date:

    12.1. INDEMNIFICATION.

         12.1.1. BUYER'S RIGHT TO INDEMNIFICATION. Seller and Erb, jointly and severally, undertake and agree to indemnify, defend by counsel reasonably acceptable to Buyer, and hold harmless Buyer, its subsidiaries, affiliates, successors and assigns and their respective directors, officers, employees, shareholders, representatives and agents (hereinafter referred to collectively as "BUYER INDEMNITEES") from and against and in respect of any and all losses, costs, liabilities, claims, obligations, diminution in value and expenses, including reasonable attorneys' fees, incurred or suffered by a Buyer Indemnitee arising from (i) the claims of third parties with respect to operation of the Business or ownership of the Assets prior to Closing not expressly assumed by Buyer pursuant to this Agreement or otherwise consented to by Buyer in writing;
(ii) a breach, misrepresentation or other violation of any of Seller's covenants, warranties or representations contained in this Agreement; (iii) all liabilities of Seller or the Business not expressly assumed by Buyer pursuant to this Agreement or otherwise consented to by Buyer in writing; (iv) all liens, charges, or encumbrances on any of the Assets which are not expressly permitted by this Agreement or otherwise consented to by Buyer in writing; (v) all Administrative Violations and alleged Administrative Violations occurring prior to Closing; and (vi) any breach or default by Seller under any Contract prior to Closing. The foregoing indemnity is intended by Seller to cover all acts, suits, proceedings, claims, demands, assessments, adjustments, diminution in value, costs, and expenses with respect to any and all of the specific matters in this indemnity set forth.

         12.1.2. SELLER'S RIGHT TO INDEMNIFICATION. Buyer undertakes and agrees to indemnify, defend by counsel reasonably acceptable to Seller, and hold harmless Seller, its subsidiaries, affiliates, successors and assigns and their respective directors, officers, employees, shareholders, representatives and agents (hereinafter referred to collectively as "SELLER INDEMNITEES") against any and all losses, costs, liabilities, claims, obligations and expenses, including reasonable attorneys' fees, incurred or suffered by a Seller Indemnitee arising from (i) the claims of third parties with respect to the operation of the Business or ownership of the Assets after Closing; (ii) a breach, misrepresentation, or other violation of any of Buyer's covenants, warranties or representations contained in this Agreement; (iii) all liabilities under the Contracts to the extent specifically assumed by Buyer pursuant to this Agreement; (iv) all liens, charges or encumbrances on any of the Assets which are expressly permitted by this Agreement or are consented to in writing by Buyer; and (v) any breach or default by Buyer under any Contract after Closing. The foregoing indemnity is intended by Buyer to cover all acts, suits, proceedings, claims, demands, assessments, adjustments, costs, and expenses with respect to any and all of the specific matters in this indemnity set forth.

         12.1.3. CONDUCT OF PROCEEDINGS. If any claim or proceeding covered by the foregoing agreements to indemnify and hold harmless shall arise, the party who seeks indemnification (the "INDEMNIFIED PARTY") shall give written notice thereof to the other party (the "INDEMNITOR") promptly after the Indemnified Party learns of the existence of such claim or proceeding; PROVIDED, HOWEVER, that the Indemnified Party's failure to give the Indemnitor prompt notice shall not bar the Indemnified Party's right to indemnification unless such failure has materially prejudiced the lndemnitor's ability to defend the claim or proceeding. The Indemnitor shall have the right to employ counsel reasonably acceptable to the Indemnified Party to defend against any such claim or proceeding, or to compromise, settle or otherwise dispose of same, if the Indemnitor deems it advisable to do so, all at the expense of the Indemnitor; provided that the Indemnitor shall not have the right to control the defense of any such claim or provided that the Indemnitor shall not have the right to control proceeding unless it has acknowledged in writing its obligation to indemnify the Indemnified Party fully from all liabilities incurred as a result of such claim or proceeding and then and periodically thereafter has provided the Indemnified Party with reasonably sufficient evidence of the ability of the Indemnitor to satisfy any such liabilities. The parties will fully cooperate in any such action, and shall make available to each other any books or records useful for the defense of any such claim or proceeding. If the Indemnitor fails to acknowledge in writing its obligation to defend against or settle such claim or proceeding within twenty (20) days after receiving notice thereof from the Indemnified Party (or such shorter time specified in the notice as the circumstances of the matter may dictate), the Indemnified Party shall be free to dispose of the matter, at the expense of the Indemnitor, in any way in which the Indemnified Party deems to be in its best interest.

         12.1.4. INDEMNIFICATION NOT SOLE REMEDY. The right to indemnification hereunder shall not be the exclusive remedy of any party in connection with any breach by another party of its representations, warranties, or covenants, nor shall such indemnification be deemed to prejudice or operate as a waiver of any remedy to which any party may otherwise be entitled as a result of any such breach.

         12.1.5. RIGHT OF OFFSET. Each of Buyer and Seller shall have the right to offset against amounts owing to the other any amounts owing to such party pursuant to this Article XII.

         12.1.6. LIMITS ON AND CONDITIONS OF INDEMNIFICATION; THRESHOLD AND
CAP. Notwithstanding any other provision hereof, no Indemnified Party shall be entitled to make a claim against an Indemnitor in respect of any breach of this Agreement except to the extent that the aggregate amount of such damages exceeds the amount of Twenty Five Thousand Dollars ($25,000.00); provided, however, that once such aggregate has been exceeded, such Indemnitor shall be liable for the full amount of such damages; provided further, however, that in no event shall Seller or Erb be liable to Buyer for indemnification under Section 12.1.1 in amount in excess of Two Million Dollars ($2,000,000.00).

    12.2. POST-CLOSING ACCESS. Each party agrees that it will cooperate with and make available to the other party, during normal business hours and upon reasonable notice, all books and records which are necessary or useful in connection with any tax inquiry, audit, investigation or dispute, any litigation or investigation or any other matter requiring any such books and records, information or employees for any reasonable business purpose. The party requesting any such books and records, information or employees shall bear all of the out-of-pocket costs and expenses reasonably incurred in connection with providing such books and records, information or employees. All information received pursuant to this Section 12.2 shall be kept confidential by the party receiving it. If Buyer or Seller is required by legal process or operation of law to disclose any confidential information, it shall provide the other party with prompt written notice of such request so that such other party may seek an appropriate protective order.

                                  ARTICLE XIII
                              DEFAULT AND REMEDIES

    13.1. TERMINATION BY SELLER UPON BUYER'S DEFAULT. This Agreement may be terminated by Seller and the purchase and sale of the Business abandoned, if Seller is not then in material default, upon written notice to Buyer, upon the occurrence of any of the following:

         (a) If on the date that would otherwise be the Closing Date (subject to the right of Buyer to cure provided in Section 13.3. hereof), any of the conditions precedent to the obligations of Seller set forth in this Agreement have not been satisfied in all material respects or waived in writing by Seller.

         (b) If there shall be in effect on the date that would otherwise be the Closing Date any judgment, decree or order that would prevent or make unlawful the Closing.

         (c)  If the Closing shall not have occurred by October 31, 1997.

    13.2. TERMINATION BY BUYER UPON SELLER'S DEFAULT. This Agreement may be terminated by Buyer and the purchase and sale of the Business abandoned, if Buyer is not then in material default, upon written notice to Seller, upon the occurrence of any of the following:

         (a) If on the date that would otherwise be the Closing Date (subject to the right of Seller to cure provided in Section 13.3 hereof) any of the conditions precedent to the obligations of Buyer set forth in this Agreement have not been satisfied in all material respects or waived in writing by Buyer.

         (b) If there shall be in effect on the date that would otherwise be the Closing Date any judgment, decree or order that would prevent or make unlawful the Closing.

         (c)  If the Closing shall not have occurred by October 31, 1997.

    13.3. BREACH AND OPPORTUNITY TO CURE. If either party believes the other to be in default hereunder, the non-defaulting party shall provide the defaulting party with notice specifying in reasonable detail the nature of such default. If such default has not been cured by the earlier of: (i) the Closing Date, or (ii) within ten (10) days after delivery of such notice, then the party giving such notice may (x) terminate this Agreement, (y) extend the Closing Date under Section 11.1 (but no such extension shall constitute a waiver of such non-defaulting party's right to terminate as a result of such default), and/or (z) exercise the remedies available to such party pursuant to Section 13.5 or 13.6, subject to the right of the other party to contest such action through appropriate proceedings.

    13.4 ESCROW DEPOSIT. At the Closing, the Buyer shall deposit One Million Five Hundred Thousand Dollars ($1,500,000) (the "ESCROW DEPOSIT") in an escrow account with Chrisman, Bynum & Johnson, P.C. (the "ESCROW AGENT") in accordance with escrow agreements among Buyer, Seller and the Escrow Agent (the "ESCROW AGREEMENT") attached hereto as EXHIBIT G. All funds deposited with the Escrow Agent shall be held and disbursed in accordance with the terms of the Escrow Agreement.

    13.5. BUYER'S REMEDIES. The parties recognize that if, prior to Closing, Seller breaches this Agreement and rights to perform under the provisions of this Agreement, monetary damages alone would not be adequate to compensate Buyer for its injury. Buyer shall therefore be entitled, in addition to any other remedies that may be available (including but not limited to the provisions of Section 12.1 (relating to Indemnification)), to obtain specific performance of the terms of this Agreement prior to Closing. If any action is brought by Buyer to enforce this Agreement prior to Closing, Seller shall waive the defense that there is an adequate remedy at law. Following the Closing, Buyer shall be entitled, in addition to any other remedies that may be available, to seek specific performance of the terms of this Agreement if such remedy is available at equity. In the event Buyer elects to terminate this Agreement as a result of Seller's default instead of seeking specific performance, Buyer shall be entitled to recover Buyer's damages.

    13.6. SELLER'S REMEDIES. If, prior to October 31, 1997, Buyer breaches this Agreement and refuses without legal justification to close the transaction contemplated by this Agreement, Seller shall be entitled to reimbursement for reasonable out of pocket expenses incurred, provided these expenses shall not exceed $50,000.


                                  ARTICLE XIV
                                  TERMINATION

    14.1 FAILURE TO CLOSE. This Agreement may be terminated at the option of either party upon notice to the other if the Closing, has not occurred by October 31, 1997; PROVIDED, HOWEVER, that neither party may terminate this Agreement if such party is in default hereunder. In the event of termination pursuant to this Section, the parties shall be released and discharged from any further obligation hereunder.

    14.2. DAMAGE/RISK OF LOSS. The risk of loss or damage to the Assets shall be upon Seller at all times prior to the Closing. In the event of loss or damage, Seller shall promptly notify Buyer thereof and shall repair, replace and restore the lost or damaged property to its former condition as soon as possible. If such repair, replacement and restoration has not been completed prior to the Closing Date, Buyer may, at its option:

         (a) elect to terminate this Agreement, but only if the failure to repair, replace and restore the lost or damaged property continues for a period in excess of sixty (60) days from the Closing Date without consideration of this
Section 14.2;

         (b) elect to consummate the Transaction on the Closing Date in which event Seller shall pay to Buyer the amount necessary to restore the lost or damaged property to its former condition and against such obligation shall assign to Buyer all of Seller's rights under any applicable insurance policies; or

         (c)  elect to postpone the Closing Date until a date within fifteen
(15) business days after Seller gives written notice to Buyer of completion of the repair, replacement and restoration of such lost or damaged property. If, after the expiration of that extension period, the lost or damaged property has not been adequately repaired, replaced or a restored, Buyer may terminate this Agreement, and the parties shall be released and discharged from any further obligation hereunder.

    14.3. LEGAL ACTIONS. If, prior to the Closing Date, any action, suit, or proceeding shall have been instituted by or before any court or other governmental authority to enjoin, restrain, or prohibit the consummation of the Transaction, the Closing may be adjourned at the option of either party for a period of up to ninety (90) days, and if, at the end of such period, the action, suit, or proceeding shall not have been favorably resolved, either party may, by written notice to the other, terminate this Agreement; PROVIDED, HOWEVER, that if such action, suit, or proceeding shall have been solicited or encouraged by, or instituted as a result of any act or omission of, Seller or Buyer, then such party shall not have any right of adjournment or termination pursuant to this Section. In the event of termination pursuant to this Section, the parties shall be released and discharged from any further obligation hereunder.


                                   ARTICLE XV
                               GENERAL PROVISIONS

    15.1. BROKERAGE. Each party represents and warrants to the other that no agent, broker, investment banker, or other person or firm acting on behalf of such party or any of its affiliates or under the authority of any of them is or will be entitled to any broker's or finder's fee or any other commission or similar fee in connection with the Transaction.

    15.2. EXPENSES. Except as otherwise provided herein, all expenses involved in the preparation and consummation of this Agreement shall be borne by the party incurring the same whether or not the Transaction is consummated. All recording costs for instruments of transfer,

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

and all stamp, sales, use and transfer taxes shall be paid by Seller.

    15.3. NOTICES. All notices, requests, demands, and other communications pertaining to this Agreement shall be in writing and shall be deemed duly given when delivered personally (which shall include delivery by Federal Express or other nationally recognized, reputable overnight courier service that issues a receipt or other confirmation of delivery) to the party for whom such communication is intended, or three (3) business days after the date mailed by certified or registered U.S. mail, return receipt requested, postage prepaid, addressed as follows:

         (a)  If to Seller or Erb:

         Lee Erb
         8401 Greenwood Drive
         Longmont, Colorado 80503

         with a copy (which shall not constitute notice) to:

         Steven A. Erickson, Esq.
         Hutchinson, Black and Cook LLC
         1215 Spruce Street
         Boulder, Colorado 80302

         (b)  If to Buyer:

         Colorado MEDtech, Inc.
         6175 Longbow Drive
         Boulder, Colorado 80301
         Attn: Bruce L. Arfmann

         with a copy (which shall not constitute notice) to:

         Christopher Hazlitt, Esq.
         Chrisman, Bynum & Johnson, P.C.
         1900 Fifteenth Street
         Boulder, Colorado 80302

Any party may change its address for notices by notice to the others given pursuant to this Section.

    15.4. ATTORNEYS' FEES. If any party initiates any litigation against another party to this Agreement involving this Agreement, the prevailing party in such action shall be entitled to receive reimbursement from the other party for all reasonable attorneys' fees and other costs and expenses incurred by the prevailing party in respect of that litigation, including any appeal, and such reimbursement may be included in the judgment or final order issued in that proceeding

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

    15.5. SURVIVAL OF REPRESENTATIONS, WARRANTIES AND INDEMNIFICATION
RIGHTS. The several representations and warranties of the parties contained herein, and the parties' respective indemnification rights pursuant to Section 12.1, shall survive the Closing for a period of eighteen (18) months, at which time the same shall expire (except for claims asserted during such eighteen (18) month period); PROVIDED, HOWEVER, that representations and warranties with respect to title, authorization and environmental matters shall survive in perpetuity.

    15.6. EXCLUSIVE DEALINGS. For so long as this Agreement remains in effect, neither Erb nor Seller, its officers, directors, employees, nor any person acting on Seller's behalf, shall, directly or indirectly, solicit or initiate any offer from, or conduct any negotiations with, any person other than Buyer or Buyer's assignee(s) concerning the acquisition of the Business.

    15.7. WAIVER. Unless otherwise specifically agreed in writing to the contrary: (i) the failure of any party at any time to require performance by any other of any provision of this Agreement shall not affect such party's right thereafter to enforce the same; (ii) no waiver by any party of any default by any other shall be valid unless in writing and acknowledged by an authorized representative of the non-defaulting party, and no such waiver shall be taken or held to be a waiver by such party of any other preceding or subsequent default; and (iii) no extension of time granted by any party for the performance of any obligation or act by any other party shall be deemed to be an extension of time for the performance of any other obligation or act hereunder.

    15.8. ASSIGNMENT. No party may assign its rights or obligations hereunder without the prior written consent of the other parties except: (i) Buyer may assign its rights (but not its obligations) to a corporation, partnership or other business entity that controls, is controlled by, or is under common control with Buyer, and (ii) Buyer may make a collateral assignment of its rights under this Agreement to any lender that provides funds to Buyer for the acquisition or operation of the Business. Seller agrees to execute acknowledgments of any assignment(s) and collateral assignment(s) pursuant to this Section 15.8 in such forms as Buyer or Buyer's lender(s) may from time to time request. Subject to the foregoing, this Agreement shall be binding upon, inure to the benefit of, and be enforceable by the parties hereto and their respective successors and assignees.

    15.9. ENTIRE AGREEMENT. This Agreement and the Exhibits and Schedules hereto (which are incorporated by reference herein) constitute the entire agreement between the parties with respect to the subject matter hereof and referenced herein, supersede and terminate any prior agreements between the parties (written or oral). This Agreement may not be altered or amended except by an instrument in writing signed by the party against whom enforcement of any such change is sought.

    15.10. COUNTERPARTS. This Agreement may be signed in any number of counterparts with the same effect as if the signatures on each such counterpart were on the same instrument.

    15.11. CONSTRUCTION. The Section headings of this Agreement are for convenience only and in no way modify, interpret or construe the meaning of specific provisions of the Agreement. As used herein, the neuter gender shall also denote the masculine and feminine, and the masculine

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

gender shall also denote the neuter and feminine, where the context so permits.

    15.12. SCHEDULES AND EXHIBITS. The Schedules and Exhibits to this Agreement are a material part of this Agreement.

    15.13. SEVERABILITY. If any one or more of the provisions contained in this Agreement should be found invalid, illegal or unenforceable in any respect, the validity, legality, and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby. Any illegal or unenforceable term shall be deemed to be void and of no force and effect only to the minimum extent necessary to bring such term within the provisions of applicable law and such term, as so modified, and the balance of this Agreement shall then be fully enforceable.

    15.14. CHOICE OF LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of Colorado, without regard to the choice of law rules utilized in that jurisdiction.

    15.15. COUNSEL. Each party has been represented by its own counsel in connection with the negotiation and preparation of this Agreement and, consequently, each party hereby waives the application of any rule of law that would otherwise be applicable in connection with the interpretation of this Agreement, including but not limited to any rule of law to the effect that any provision of this Agreement shall be interpreted or construed against the party whose counsel drafted that provision.

    15.16. PUBLIC STATEMENTS. Prior to the Closing Date, neither Seller nor Buyer shall, without the prior written approval of the other party, make any press release or other public announcement concerning the transactions contemplated by this Agreement except (i) Seller and Buyer may issue a mutually agreeable public announcement press release promptly after the signing of this Agreement; and (ii) to the extent that either party shall be so obligated by law, in which case the other party shall be so advised and the parties shall use their best efforts to cause a mutually agreeable release or announcement to be issued.

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

    IN WITNESS WHEREOF, each of the parties has caused this Agreement to be executed by a respective duly authorized officer as of the date first written above.

                                       SELLER:

                                       ERBTEC ENGINEERING, INC.


                                       By: /s/ Lee Erb
                                          -------------------------------
                                          Lee Erb, President

                                           /s/ Lee Erb
                                       ----------------------------------
                                       Lee Erb, Individually

                                       BUYER:

                                       COLORADO MEDTECH, INC.

                                       By: /s/ John V. Atanasoff II
                                          -------------------------------
                                          John V. Atanasoff II,
                                          President and Chief Executive
                                          Officer

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